Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cannae Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	82-1273460
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1701 Village Center Circle Las Vegas, Nevada	89134
(Address of Principal Executive Offices)	(Zip Code)

Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan

(Full Title of Plans)

Michael L. Gravelle

Executive Vice President, General Counsel and Corporate Secretary

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, Nevada 89134

(Name and address of agent for service)

(702)-323-7330

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Cannae Holdings, Inc., a Nevada corporation (the “Registrant”) for the purpose of registering an additional 5,000,000 shares of Cannae common stock, par value $0.0001 per share (“Common Stock”), for issuance under the Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Amended Plan”) of the Registrant. On February 15, 2024, the Registrant’s Board of Directors approved the Amended Plan, which amends and restates the Cannae Holdings, Inc. 2017 Omnibus Incentive Plan effective as of November 17, 2017 (the “Plan”) in its entirety. The Amended Plan was later approved by the Registrant’s shareholders at the 2024 annual meeting of the shareholders of the Registrant. The Amended Plan increased the authorized shares available for issuance under the Plan by 5,000,000 shares, in the aggregate, in order to assure that the Registrant has adequate means to provide equity incentive compensation to its employees on a go-forward basis. As of April 26, 2024, there were approximately 443,492 shares that had been previously authorized under the Plan which remain available for grant.

The 5,000,000 additional shares of Common Stock available for issuance under the Amended Plan registered pursuant to this Registration Statement are the same class as those registered on the Registration Statement on Form S-8 on November 21, 2017 (File No. 333-221694)(the “Prior Registration Statement”), which are currently effective. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by reference, except as modified, supplemented or superseded herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission by the Registrant are incorporated by reference into this Registration Statement on Form S-8 and are made a part hereof:

(a)	The Company’s Annual Report on Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 (the “Annual Report”);

(b)	The Company’s Definitive Proxy Statement on Schedule 14A (to the extent incorporated by reference in to the Annual Report), filed with the SEC on April 26, 2024;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 9, 2024 and August 8, 2024, respectively;

(d)

The Company’s Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on  February  14, 2024; February  21, 2024; February  21, 2024; May  9, 2024; June  20, 2024; and August 8, 2024;

(e)

The description of the Company’s Common Stock included as  Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020, including any amendment or report filed for the purpose of updating such description; and

(f)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of filing this Registration Statement and prior to such time as the Registrant files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (“Bylaws”).

The Registrant is incorporated under the laws of the State of Nevada and the Certificate and Bylaws limit director and officer liability and provide for indemnification to the fullest extent provided by Nevada law. The Registrant also maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Nevada Revised Statutes (“NRS”) Section 78.7502 provides that a corporation shall indemnify any director, officer, employee, or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of Cannae Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 20, 2024).

4.2	Bylaws of Cannae Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on June 20, 2024).

5.1*	Opinion of Baker & Hostetler LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Baker & Hostetler LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1	Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 20, 2024).

107*	Calculation of Registration Fee Table.

*	Filed herewith

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 8, 2024.

Cannae Holdings, Inc.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Michael L. Gravelle and Bryan D. Coy, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Foley, II William P. Foley, II	Chief Executive Officer, Chief Investment Officer, Director and Chairman of the Board	August 8, 2024

/s/ Ryan R. Caswell Ryan R. Caswell	President (Principal Executive Officer)	August 8, 2024

/s/ Bryan D. Coy Bryan D. Coy	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2024

/s/ Douglas K. Ammerman Douglas K. Ammerman	Director	August 8, 2024

/s/ Hugh R. Harris Hugh R. Harris	Director	August 8, 2024

/s/ C. Malcolm Holland C. Malcolm Holland	Director	August 8, 2024

/s/ Mark D. Linehan Mark D. Linehan	Director	August 8, 2024

/s/ Frank R. Martire Frank R. Martire	Director	August 8, 2024

/s/ Erika Meinhardt Erika Meinhardt	Director	August 8, 2024

/s/ Barry B. Moullet Barry B. Moullet	Director	August 8, 2024

/s/ James B. Stallings, Jr. James B. Stallings, Jr.	Director	August 8, 2024

/s/ Frank P. Willey Frank P. Willey	Director	August 8, 2024